UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2013

(Exact Name of Registrant as Specified in Charter)

001-11302

(Commission

File Number)

OHIO	34-6542451
(State or other jurisdiction of incorporation)	(State or other jurisdiction of incorporation)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of principal executive offices and zip code)

(216) 689-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 23, 2013, KeyCorp (“Key”) announced the appointment of Donald R. Kimble Jr., 53, as its Chief Financial Officer, effective June 3, 2013. A press release announcing Mr. Kimble’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In addition to his prior experience described in the press release, Mr. Kimble also served as director and president of Huntington Preferred Capital Inc. from 2004 through 2013.

In connection with an offer letter entered into between Mr. Kimble and Key, he will receive (a) an annual base salary of $600,000; (b) phantom shares with a grant date value of $2,100,000 and a 3 year pro-rata vesting schedule granted pursuant to KeyCorp’s 2013 Equity Compensation Plan; (c) a minimum annual incentive compensation award of $600,000 for 2013; (d) a minimum long-term incentive opportunity of $1,200,000, to be granted in the first quarter of 2014; and (e) relocation benefits, including a $100,000 expense allowance, temporary housing for up to 6 months, a monthly reimbursement of up to $4,000 for duplicate housing expenses (not to exceed 12 months), and standard assistance with house hunting trips, the purchase and sale of personal residences, and moving expenses. Mr. Kimble will also participate in the Key executive health program and will enter into Key’s Tier 2 Change of Control Agreement.

Mr. Kimble will agree to be subject to Key’s incentive compensation policies, including the requirement to defer 50% of the sum of his annual and long-term incentive compensation and certain adjustments to reflect risk balancing. He also will be subject to standard restrictions against disclosing or using confidential information and soliciting our customers.

There is no arrangement or understanding between Mr. Kimble and any other person pursuant to which he was selected as an officer of Key and there are no family relationships between Mr. Kimble and any of Key’s directors or executive officers. There are no transactions to which Key is a party and in which Mr. Kimble has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01	Exhibits

Exhibit Number	Description

99.1	Press Release, announcing the hiring of Donald R. Kimble Jr. and his appointment as Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KeyCorp

Date: May 23, 2013

/s/ Paul N. Harris
	By:	Paul N. Harris
Secretary and General Counsel